Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Applied Materials, Inc.:

We consent to the use of our reports dated December 15, 2017, with respect to the consolidated balance sheets of Applied Materials, Inc. and subsidiaries as of October 29, 2017 and October 30, 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 29, 2017, and the effectiveness of internal control over financial reporting as of October 29, 2017, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

June 12, 2018